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                       UGI UTILITIES INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS - EXHIBIT 12.2
                             (THOUSANDS OF DOLLARS)

                                                   Nine
                                                  Months
                                                  Ended                           Year Ended September 30,
                                                 June 30,        -------------------------------------------------------------
                                                   2001             2000            1999            1998            1997
                                              ---------------    -----------     -----------     -----------    --------------
EARNINGS:
Earnings before income taxes                        $ 78,188       $ 82,882        $ 63,139        $ 57,007          $ 63,275
Interest expense                                      14,333         18,135          17,317          17,383            16,696
Amortization of debt discount and expense                187            218             215             200               176
Interest component of rental expense                     979          1,318           1,539           1,624             1,887
                                              ---------------    -----------     -----------     -----------    --------------
                                                    $ 93,687       $102,553        $ 82,210        $ 76,214          $ 82,034
                                              ===============    ===========     ===========     ===========    ==============

COMBINED FIXED CHARGES AND PREFERRED
      STOCK DIVIDENDS:
Interest expense                                    $ 14,333       $ 18,135        $ 17,317        $ 17,383          $ 16,696
Amortization of debt discount and expense                187            218             215             200               176
Allowance for funds used during
      construction (capitalized interest)                 23             17              36              39               114
Interest component of rental expense                     979          1,318           1,539           1,624             1,887
Preferred stock dividend requirements                  1,163          1,550           1,550           2,160             2,764
Adjustment required to state preferred stock
      dividend requirements on a pretax basis            762            995             968           1,304             1,754
                                              ---------------    -----------     -----------     -----------    --------------
                                                    $ 17,447       $ 22,233        $ 21,625        $ 22,710          $ 23,391
                                              ===============    ===========     ===========     ===========    ==============
Ratio of earnings to combined fixed charges
      and preferred stock dividends                     5.37           4.61            3.80            3.36              3.51
                                              ===============    ===========     ===========     ===========    ==============
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